Exhibit 10.3

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Execution Version

Collaboration and License Agreement

between

ADC Therapeutics Sarl

and

Genmab A/S

Collaboration and License Agreement

This Collaboration and License Agreement (“Agreement”) is made and entered into, effective as of 14 June 2013 (“Effective Date”), by and between ADC Therapeutics Sarl, a Swiss corporation, having its head office at Rue Saint-Pierre 2, Lausanne, 1003, Switzerland (“ADCT”), and Genmab A/S, a Danish corporation, having its principal place of business at [**] (“Genmab”). Genmab and ADCT are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

Whereas, ADCT has proprietary antibody-drug-conjugate warhead and linker technology, which is in part licensed from Spirogen Ltd. and its affiliates;

Whereas, Genmab has a proprietary anti-CD25 antibody;

Whereas, ADCT and Genmab desire to collaborate with each other in the development of an antibody-drug conjugate using the anti-CD25 antibody together with ADCT’s proprietary cytotoxic compound and linker technology; and

Whereas, ADCT will carry out all research and development activities, as well as certain other activities, contemplated herein through its branch ADC Therapeutics Sarl (Bermuda branch).

Now, Therefore, the Parties for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

Article 1
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1          “25% Election” has the meaning set forth in Section 5.1.2(a)(ii).

1.2          “50% Election” has the meaning set forth in Section 5.1.2(a)(i).

1.3          “25% Share” means twenty-five percent (25%) of the Divestment Proceeds.

1.4          “50% Share” means fifty percent (50%) of the Divestment Proceeds.

1.5          “75% Share” means seventy-five percent (75%) of the Divestment Proceeds.

1.6          “ADC” or “Antibody-Drug Conjugate” means [**].

1.7          “ADCT Intellectual Property” means [**].

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

1.8          “Advisory Board” has the meaning set forth in Section 4.3.

1.9          “Antibody-Drug Conjugate Intellectual Property” has the meaning set forth in Section 10.4 and includes the Patents listed in Schedule 6.

1.10       “Affiliate” means any person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Article, “control” means (i) the direct or indirect ownership of fifty per cent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof. For the purposes of this Agreement Spirogen Ltd. or affiliates of Spirogen Ltd. shall not be considered an Affiliate of ADCT.

1.11        “Alliance Manager” has the meaning set forth in Section 4.1.

1.12        “Antibody” means [**].

1.13        “Bidding Criteria” has the meaning set forth in Section 9.6.3.

1.14        “Breaching Party” has the meaning set forth in Section 15.2.2.

1.15        “Calendar Quarter” means any of the three month periods beginning on January 1, April 1, July 1 or October 1 of any year.

1.16        “CD25” means [**].

1.17        “Clinical Phase” means the activities, materials and budget for the clinical phase of the Development of the ADC.

1.18       “Clinical Plan Framework” means the framework for the Clinical Work Plan and that is set forth in Schedule 4 of this Agreement.

1.19       “Clinical Work Plan” means the clinical development and manufacturing plan that is created pursuant to Article 5 of this Agreement, that is consistent with the Clinical Plan Framework, and that in final version includes information identified in one or more sections of Article 6 of this Agreement.

1.20        “CMO” means a contract manufacturing organization.

1.21        “Co-Developing” has the meaning set forth in Section 6.2.

1.22        “Commercially Reasonable Efforts” means [**].

1.23        “Confidential Information” means proprietary Know-How (of whatever kind and in whatever form or medium, including copies thereof), information relating to tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement. For the avoidance of doubt, “Confidential Information” includes (i) Know-How regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement and (ii) any information relating to tangible materials or other deliverables provided by one Party to the other Party. In addition, all information disclosed under the [**] Agreement between the Parties effective [**] and the [**] Agreement between the Parties effective [**] shall be Confidential Information under this Agreement.

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

1.24        “Continuing Party” has the meaning set forth in Section 8.1.

1.25       “Control” or “Controlled By” means with respect to any information or intellectual property right, the rightful possession by a Party, as of the Effective Date or throughout the Term, and the ability to grant a license, sublicense to, or to use or exploit such information or intellectual property right as provided herein, without violating the terms of any agreement or other arrangement with any Third Party.

1.26        “CRO” means a clinical research organization.

1.27       “Development” or “Develop” or “Developed” means, with respect to an ADC, any and all pre-clinical and clinical drug development activities and manufacturing activities undertaken pursuant to the relevant work plan in order to Develop an ADC and to perform manufacturing scale up. These activities shall include preclinical research, stability testing, toxicology testing, formulation activities, reformulation activities, process development, manufacturing scale up activities, development stage manufacturing, quality assurance/quality control development, and clinical studies. When used as a verb, “Develop” or “Developed” means to engage or to have engaged in Development.

1.28       “Development Costs” means the actual costs incurred by a Party to conduct Development for the ADC calculated in accordance with international financial reporting standards (IFRS), consistently applied. [**].

1.29        “Development Cost Report” has the meaning set forth in Section 6.6.1(a).

1.30        “Disclosing Party” has the meaning set forth in Section 12.2.

1.31        “Divestment Executive” has the meaning set forth in Section 9.6.1.

1.32        “Divestment Proceeds” means the proceeds received, directly or indirectly, at any time by or on behalf of either Party as a result of a Divestment Transaction.

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

1.33        “Divestment Process” shall have the meaning set out in Section 9.1.

1.34       “Divestment Transaction” means the transaction or transactions resulting from a license agreement, or other agreement(s) resulting from the Divestment Process.

1.35        “Drug Moiety” means [**].

1.36        “Extension Fee” shall have the meaning set out in Section 3.2.

1.37        “Field” means the use of the Antibody-Drug Conjugate for the treatment of conditions and diseases in humans.

1.38        “Finance Manager” has the meaning set forth in Section 6.1.

1.39       “FTE” means the equivalent of a full time employee of the Parties (including normal vacations, sick leave and other similar matters) in the country where such employee is based. FTEs shall be calculated based on the time an employee of the Parties spends working on a billable effort as recorded by such Parties’ project time reporting system. An FTE is measured on the basis of a total of [**] hours per year.

1.40        “FTE Rate” means the rate described in Section 6.5.

1.41        “Genmab Antibody-Drug Conjugate Intellectual Property” has the meaning set forth in Section 10.4.2.

1.42        “Genmab Intellectual Property” means [**].

1.43        “GMP Antibody” means [**].

1.44       “Good Clinical Practice” or “GCP” shall mean any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the ethical conduct of clinical trials, including without limitation the U.S. Code of Federal Regulations (“CFR”) Title 21, ICH GCP Guidelines E6(R1), current step 4 version, dated 10 June 1996, as amended from time to time, national legislation implementing European Community Directive 2001/20/EC of 4 April 2001 on the approximation of the laws, regulations and administrative provisions of the Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, European Community Directive 2005/28/EC of 8 April 2005 laying down principles and detailed guidelines for good clinical practice as regards to investigational medicinal products for human use.

1.45       “Good Laboratory Practice” or “GLP” shall mean any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding quality control for laboratories to ensure the consistency and reliability of results, including without limitation the CFR Title 21, national legislation implementing European Community Directive 2004/9/EC of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) as amended and European Community Directive 2004/10/EC of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances as amended, OECD Series on Principles of Good Laboratory Practice and Compliance Monitoring.

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

1.46      “Good Manufacturing Practice” or “GMP” shall mean any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the quality control and manufacturing of pharmaceutical products, including without limitation the CFR Title 21, ICH GMP Guidelines Q7, current step 4 version, dated 10 November 2000, as amended from time to time, national legislation implementing European Community Directive 91/356/EEC of 13 June 1991 laying down the principles and guidelines of good manufacturing practice for medicinal products for human use as amended by European Community Directives 2003/94/EC, the Rules Governing Medicinal Products in the European Community, Volume 4, including annexes.

1.47        “Grace Period” means the period described in Section 9.2.

1.48       “IND” means any investigational new drug application relating to the ADC filed with the FDA pursuant to 21 CFR Part 312, or any comparable filing made with the Regulatory Authority in another country (including, without limitation, the submission to a competent authority of a request for an authorization concerning a clinical trial, as provided in Article 9, paragraph 2, of European Directive 2001/20/EC).

1.49        “IND Review Period” has the meaning set forth in Section 5.1.2.

1.50        “Indemnitee” has the meaning set forth in Section 14.2.

1.51        “Indemnitor” has the meaning set forth in Section 14.2.

1.52        “Infringement” has the meaning set forth in Section 10.5.1.

1.53        “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.2.1.

1.54     “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Notwithstanding the foregoing, Know-How shall not include any information contained in a published patent application or in an issued patent.

1.55        “Linker” means [**].

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

1.56        “[**] License” means that certain license agreement dated 22 July 2008 between Genmab and [**].

1.57        “Loss” or “Losses” has the meaning set forth in Section 14.1.

1.58        “Material Adverse Change” means [**].

1.59       “Medarex License” means the Amended and Restated Evaluation and Commercialisation Agreement between [**] on the one hand and Genmab on the other hand entered into as of [**] but effective as of [**].

1.60        “[**]” has the meaning set forth in Section 3.2.

1.61        “Non-Disclosing Party” has the meaning set forth in Section 12.2.1.

1.62       “Out-of-Pocket Expenses” means expenses actually paid to any Third Party either directly or through an Affiliate of the Party claiming such expenses.

1.63       “Patent(s)” means any and all patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.64        “PBD” means [**].

1.65        “Phase I/II Clinical Trial” means a human clinical study for which the primary end points include a determination of safety, dose ranges and indication of efficacy of a product in patients being studied as described in 21 CFR § 312.21(b) or a similar clinical study in a country in the Territory other than the United States and that is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical studies, whether or not designated as “Phase I/II”.

1.66        “Phase I/II Clinical Trial Completion” has the meaning set forth in Section 9.1.

1.67        “Pre-Clinical Cap” has the meaning set forth in Section 3.4.

1.68        “Pre-Clinical Work Plan” means the pre-clinical development plan set forth in Schedule 2.

1.69      “Proposed IND Submission” means materials and supporting documentation that are produced pursuant to Article 5 of this Agreement, that are consistent with the Clinical Plan Framework, and that in final version are intended for submission to the United States Food and Drug Administration under 21 CFR Part 312 (Investigational New Drug Application) or other Regulatory Authority.

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

1.70       “Qualifying Phase I/II Clinical Trial” means a Phase I/II Clinical Trial within the parameters set forth in the Clinical Plan Framework, the primary objective of which is to determine clinical proof of concept in patients.

1.71       “Regulatory Approval” means the approval, registration, license, permit, or authorization issued by the appropriate competent authorities necessary or desirable to market and commercialize a pharmaceutical or biological product in a country or jurisdiction.

1.72       “Regulatory Authority” means the United States Food and Drug Administration (the “FDA”) or its European equivalent or another equivalent in another country or region.

1.73        “Requesting Party” has the meaning set forth in Section 6.8.

1.74        “Responding Party” has the meaning set forth in Section 6.8.

1.75        “Share” means a 25% Share, a 50% Share or a 75% Share, as applicable.

1.76        “Spirogen Agreement” means the agreement between ADCT and Spirogen Ltd., dated as of July 29, 2011, as amended from time to time, and assigned to affiliates of Spirogen Ltd.

1.77        “Spirogen Intellectual Property” means the Patents listed in Schedule 3.

1.78        “Technical Support” means verbal and/or written advice, support, and technical specifications and other documentation related to implementation of the Pre-Clinical Work Plan or Clinical Work Plan, but shall not include travel, equipment, reagents, software, or any information that a Party is prohibited from providing by law or by an agreement with a Third Party.

1.79        “Term” has the meaning set forth in Section 15.1.

1.80        “Territory” means the world.

1.81        “Third Party” shall mean with respect to the Parties, an entity or person that is not an Affiliate of such Party.

1.82        “Third-Party Claim” has the meaning set forth in Section 14.1.

1.83        “Third-Party Infringement Claim” has the meaning set forth in Section 10.5.7.

1.84        “US” means the United States of America and its territories and possessions.

1.85        “Withdrawal” has the meaning set forth in Section 8.1.

1.86        “Withdrawing Party” has the meaning set forth in Section 8.1.

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Article 2
LICENSES; SHARES OF
DIVESTMENT PROCEEDS; EXCLUSIVITY

2.1          License Grants

2.1.1            License Grant to ADCT. Genmab hereby grants to ADCT (a) an exclusive license in the Field and in the Territory, with the right to sublicense as provided in Section 2.2, to make and have made, Develop, use, sell, offer for sale, and import ADCs under the Genmab Intellectual Property; (b) an exclusive sublicense in the Field and in the Territory, with the right to sublicense as provided in Section 2.2, to make and have made, Develop, use, sell, offer for sale, and import ADCs under the Medarex License; and (c) an exclusive sublicense to manufacture the Antibody for Other Activities and purposes other than Commercial Manufacturing Purposes (as these terms are defined in the [**] License) making use of the [**] Technology (as such term is defined in the [**] License) with the right to exercise an option for Commercial Manufacturing Purposes (as that term is defined in the [**] License) at any time by notifying Genmab in writing and reimbursing Genmab any payments due to [**] for such use, under the [**] License.

2.1.2            License Grant to Genmab. To the extent that the Pre-Clinical Work Plan and the Clinical Work Plans, as applicable, describe work to be carried out by Genmab, ADCT hereby grants or grants back, as applicable, to Genmab a nonexclusive license and/or sublicense to make and have made, Develop and use ADCs in the Field and in the Territory under (a) the ADCT Intellectual Property and Antibody-Drug Conjugate Intellectual Property, (b) the Spirogen Intellectual Property, and (c) the rights granted to ADCT in Section 2.1.1, with the right to sublicense to the extent provided in Section 2.2, in the case of clauses (a), (b) and (c) solely to perform its obligations described in the Pre-Clinical Work Plan and the Clinical Work Plan, as applicable.

2.1.3            Co-Exclusive License to Genmab after 50% Election. Upon Genmab’s 50% Election, and for so long as such 50% Share remains in effect, ADCT hereby (i) grants to Genmab an exclusive (except as to ADCT) license and/or sublicense under the ADCT Intellectual Property, the Spirogen Intellectual Property and Antibody-Drug Conjugate Intellectual Property in the Field and in the Territory, with the right to sublicense as provided in Section 2.2, to make and have made, Develop, use, sell, offer for sale, and import ADCs; and (ii) grants back to Genmab an exclusive (except as to ADCT) license or sublicense, as the case may be, of the rights licensed by Genmab to ADCT under Section 2.1.1, to the extent not otherwise reserved by Genmab under Section 2.6. ADCT shall also retain exclusive rights (except as to Genmab) under the licenses granted pursuant to this Section 2.1.3, with the rights otherwise granted under, and subject to the conditions contained in, this Agreement. Such exclusive licenses and sublicenses to each Party are subject to all other terms in this Agreement and may be exercised solely by each Party in accordance with the Pre-Clinical Work Plan and the Clinical Work Plan (as it may be changed from time to time pursuant to this Agreement).

9
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

2.1.4           License Grant in Case of Withdrawal by ADCT. In the event that ADCT has a 25% Share due to a Withdrawal where Genmab elects to be the Continuing Party, (a) the licenses granted by Genmab to ADCT pursuant to Section 2.1.1 and Section 2.1.3, shall terminate, and (b) ADCT shall grant to Genmab an exclusive license and/or sublicense under the ADCT Intellectual Property, the Spirogen Intellectual Property and Antibody-Drug Conjugate Intellectual Property in the Field and in the Territory, with the right to sublicense as provided in Section 2.2, to make and have made, Develop, use, sell, offer for sale, and import ADCs.

2.1.5            ADCT License Restriction. Genmab recognizes that ADCT is a party to the Spirogen Agreement, which addresses certain intellectual property rights of ADCT and Spirogen Ltd. and its affiliates, and that ADCT is only granted rights by Spirogen Ltd. and its affiliates to Develop, manufacture, use, sell and import the ADCs, which rights are further granted by ADCT to Genmab under this Agreement. Genmab understands and agrees that the licenses granted under Sections 2.1.2, 2.1.3 and 2.1.4 of this Agreement are subject to the Spirogen Agreement and that no license is given or implied under this Agreement for any other purpose.

2.2          Sublicenses

2.2.1            The licenses granted in Section 2.1 may be sublicensed (or further sublicensed as the case may be) by a Party without the other Party’s consent solely to the extent necessary to perform the work described in the Pre-Clinical Work Plan and the Clinical Work Plan. No other sublicensing of rights granted under this Agreement to a Party s all be permitted without the consent of the other Party.

2.2.2            The terms of any sublicense shall be consistent with this Agreement, the terms of the Medarex License, and the terms of the [**] License. In the event of any inconsistencies between this Agreement and the Medarex License or between this Agreement and the [**] License, the terms of the Medarex License or [**] License, as applicable, shall prevail. The Parties acknowledge that ADCT will not be able to grant sublicenses under the [**] License pursuant to the [**] License, but may request that Genmab grants such sublicense on its behalf, which Genmab shall use best efforts to do.

2.3          Allocation of Proceeds. Any Divestment Proceeds shall be allocated as follows:

2.3.1            50% Interest. The Parties shall each have a 50% Share, initially and for as long as Genmab has made a 50% Election pursuant to Article 5.

2.3.2            Genmab 25% Share. In the event that Genmab makes a 25% Election, or if Genmab effects a Withdrawal and ADCT elects to be a Continuing Party, Genmab shall have a 25% Share, and ADCT shall have a 75% Share.

2.3.3            ADCT 25% Share. If ADCT effects a Withdrawal and Genmab elects to be a Continuing Party, ADCT shall have a 25% Share, and Genmab shall have a 75% Share.

10
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

2.4        Option to Co-Diagnostic License. Genmab hereby accepts to include in the collaboration an option for ADCT to obtain an exclusive license, with rights to sublicense, to be included under the applicable work plan on the existing commercial terms of this Agreement, under the Genmab Intellectual Property and the Medarex License to make, have made, sell, offer for sale, and import Antibody (including the naked Antibody or the naked Antibody labeled with a detectable label as the case may be) for co-diagnostic purposes solely to be used in conjunction with, or in anticipation of, ADC therapy. The option granted hereunder may be exercised by (i) ADCT [**], provided that Genmab has chosen the 25% Election or effected a Withdrawal, or (ii) by a unanimous JSC, if Genmab has made the 50% Election. Any Third Party payments incurred by such a co-diagnostic license, including but not limited to royalty and milestone payments under the Medarex License, shall be equally shared by the Parties in case Genmab has made the 50% Election, and shall be borne solely by ADCT if Genmab has made the 25% Election or a Withdrawal. The revenue split from any co-diagnostic product under this Agreement, shall reflect the Share of each Party.

2.5          Exclusivity. [**].

2.6        Genmab Retained Rights. The licenses granted under Section 2.1.1 shall be subject to Genmab’s right to use the Genmab Intellectual Property, Medarex Know-How and Patents and [**] Know-How and Patents with respect to the ADC in the Field to fulfill its obligations under this Agreement, and otherwise hereunder in respect of the exercise of its rights hereunder.

Article 3
PRE-CLINICAL DEVELOPMENT

3.1          Responsibility for the Pre-Clinical Work Plan. ADCT shall be responsible for the execution of the Pre-Clinical Work Plan. The Pre-Clinical Work Plan is set forth in Schedule 2 of this Agreement. Genmab shall provide up to [**] hours of Technical Support in support of the Pre-Clinical Work Plan as reasonably requested by ADCT at no cost to ADCT. Genmab may, at its discretion, provide additional Technical Support to ADCT at any time as requested by ADCT under the FTE Rate.

3.2          Third Party Payments and Obligations Under the Pre-Clinical Work Plan. ADCT shall be responsible for any payments or compensation, including license fees, that become due to any Third Party under the Pre-Clinical Work Plan, whether set forth in the Pre-Clinical Work Plan or not. [**].

3.3        Diligence Obligation by ADCT. ADCT shall use Commercially Reasonable Efforts to perform the activities under the Pre-Clinical Work Plan and to Develop the ADC. No later than [**] following the Effective Date of this Agreement, ADCT will submit the IND to the Regulatory Authority. In the event that ADCT fails to achieve such [**] milestone, Genmab may at its sole discretion [**]. Notwithstanding the foregoing, the Parties understand that, despite Commercially Reasonable Efforts by both Parties, it may not be is possible to generate an ADC that meets regulatory standards for clinical trials or for use in patients.

11
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

3.4          Pre-Clinical Cap. The Development Costs in connection with the Pre-Clinical Work Plan shall not exceed [**] (the “Pre-Clinical Cap”), which shall be paid by ADCT, subject to Genmab’s obligation to reimburse ADCT if a 50% Election is made as provided in Section 5.1.2(a)(i). Notwithstanding the above, ADCT may increase the cost of the Pre-Clinical Work Plan at its sole discretion and cost. For the avoidance of doubt, Genmab will, upon a 50% Election, reimburse ADCT for the lesser of (i) fifty percent (50%) of the actual pre-clinical costs incurred by ADCT and (ii) fifty percent (50%) of the Pre-Clinical Cap. ADCT agrees that payments under the Spirogen Agreement, if any, shall not be part of the Development Costs in connection with the Pre-Clinical Work Plan and shall therefore not be reimbursable by Genmab.

3.5         Reporting. ADCT shall provide to the JSC a summary report of its spending and work performed under the Pre-Clinical Work Plan each Calendar [**], the first report being due [**] from the Effective Date; including, for the avoidance of doubt, internal costs calculated in accordance with the FTE Rate.

3.6          No Breach. The Parties understand that activities under the Pre-Clinical Work Plan are experimental in nature, and any failure of a Party to reach any of the goals or objectives or to complete any activity(ies) of the Pre-Clinical Work Plan shall not be considered a breach of the agreement by such Party.

Article 4
GOVERNANCE

4.1         Alliance Management. No later than [**] days following the Effective Date, each Party shall nominate one (1) representative to act as a central contact for that Party (“Alliance Manager”), to whom any relevant queries and comments can be addressed by the other Party and who will ensure that such queries and comments are further directed within his organization appropriately and promptly to ensure efficient communication and cooperation between the Parties. Either Party may replace its Alliance Manager at any time upon written notice to the other Party. Each Party shall bear its own costs associated with its Alliance Manager position. The Alliance Managers shall remain in place for the Term.

4.2          Joint Steering Committee

4.2.1            Promptly, but in no event later than [**] days after the Effective Date, the Parties shall establish a steering committee (the “Joint Steering Committee” or “JSC”) that shall be responsible for oversight of the activities of the Parties with respect to Development of the ADC.

4.2.2             The Parties shall each appoint [**] members to the Joint Steering Committee.

4.2.3           The Joint Steering Committee shall meet at least [**] times per calendar year at a place and time that is mutually convenient or by conference call upon agreement of the Parties. An ADCT representative to the JSC shall serve as the chairperson of the JSC until filing of the IND. After filing of the IND, and provided that Genmab has made the 50% Election, the chair shall alternate at [**] intervals between representatives of each Party, starting with a Genmab representative as the chair. In case of an event of Withdrawal or the 25% Election, the Party holding the greater ownership interest in the ADC shall be in the chair. The chairperson shall establish the timing and agenda for all JSC meetings upon mutual consent of the Parties and shall send notice of such meetings, including the agenda therefor, to all JSC members; provided, however, either Party may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed. The location of regularly scheduled JSC meetings shall alternate between the offices of the Parties unless otherwise agreed. The first JSC meeting shall be held at the offices of ADCT. Meetings may be held in person, telephonically or by video conference. At least [**] meeting per calendar [**] shall be in person. Each Party may invite other personnel on an ad-hoc basis to attend a JSC meeting and will bear its own costs associated with holding and attending JSC meetings.

12
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

4.2.4           A quorum of at least [**] JSC member appointed by each Party shall be present at or shall otherwise participate in each JSC meeting; provided, however, that should one (1) Party refuse to effectively participate in more than [**] successive, properly-called meetings, such quorum requirement shall be waived for the following [**] properly-called meeting, and, notwithstanding anything else in this Agreement to the contrary, any voting requirement (including any unanimous voting requirement) in the JSC contained in this Agreement shall require only the votes of those present at such [**] properly-called meeting.

4.2.5           The Alliance Manager of the Party hosting any JSC meeting shall attend the meeting and record the minutes of the meeting in writing. Such minutes shall be circulated to the other Party’s Alliance Manager no later than [**] days following the meeting for review, comment and approval of the other Party. If no comments are received within [**] days of the receipt of the minutes by a Party, unless otherwise agreed, they shall be deemed to be approved by such Party. Furthermore, if the Parties are unable to reach agreement on the minutes within [**] days of the applicable meeting, the sections of the minutes that have been mutually agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.

4.2.6            Each Party’s representatives to the JSC shall collectively have one (1) vote, except as otherwise provided in Section 4.2.4.

4.3         Advisory Board. Upon Genmab’s 50% Election, the JSC shall set up an advisory board consisting of [**] independent advisors with expertise within the fields of [**] (the “Advisory Board”). The Parties shall [**] share the costs associated with the Advisory Board. In case of a Withdrawal by one (1) of the Parties the Continuing Party shall be free to decide whether it wishes to maintain the Advisory Board at its own cost. Unless mutually agreed otherwise by the Parties, for purposes of determining if a potential Advisory Board member is independent, such individual may not be a shareholder, employee, or board member of either Party or an Affiliate, and such individual may not have received remuneration in excess of [**] in aggregate from either Party or an Affiliate either at the time such determination is made or at any time during the prior [**] period.

13
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

4.4         Changes to the Pre-Clinical Work Plan. The JSC shall be responsible for making any changes to the Pre-Clinical Work Plan. In the event of a disagreement between members of the Joint Steering Committee regarding the Pre-Clinical Work Plan, ADCT shall have the casting vote. Notwithstanding, ADCT agrees to consult with the JSC (i) if ADCT wishes to make significant material changes to the Pre-Clinical Work Plan and (ii) prior to selection of a contract manufacturing organization (“CMO”), and/or clinical research organization (“CRO”) for Clinical Phase purposes and the final design of the safety program, and ADCT agrees in either instance to take any input provided by the members of the JSC appointed by Genmab into good faith consideration when making its decision through the JSC. In case of Withdrawal by ADCT, Genmab shall have the casting vote in the JSC provided that Genmab elects to take over the Development of the ADC.

4.5        Changes to the Clinical Work Plan in Case of Joint Ownership. The Joint Steering Committee will be responsible for the oversight and approval of all changes and updates to the Clinical Work Plan. The Parties will ensure that the JSC is operating under the principles that both (i) speed (while at all times adhering to and complying with quality and regulatory requirements) and (ii) the limitation of costs related to the Development of the ADC are of the essence and also that the Parties have agreed to maintain the Clinical Plan Framework as the basis of the Parties understanding and commercial arrangement. In consequence, as soon as possible after Genmab’s 50% Election, the Parties will agree on certain criteria that the JSC will apply to decide in good faith on any proposed changes to the Clinical Work Plan, including timing and budget. The JSC shall be responsible for making any changes and updates to the Clinical Work Plan. In the event of a disagreement between members of the Joint Steering Committee regarding the Clinical Work Plan, each Party may request that the CEOs of the Parties meet to seek to come to a resolution. If the CEOs have not reached an agreement within [**] days after having been referred such disagreement, and the disagreement relates to medical, safety or CMC matters, then the JSC shall submit the disagreement to the Advisory Board. Any recommendation of the Advisory Board that results in the Clinical Work Plan staying within the Clinical Plan Framework shall be binding on the Parties, provided that the recommendation would not materially increase the CMC budgeted cost as such budget has been made pursuant to Section 5.1.1. If the recommendation of the Advisory Board will result in the Clinical Work Plan being changed beyond the Clinical Plan Framework or if there are serious safety concerns associated with the disagreement in question, the recommendation of the Advisory Board shall not be binding on the Parties. In such non-binding events, the CEOs shall meet again within [**] days of receipt of the recommendation of the Advisory Board and come to a resolution taking into strong consideration the input from the Advisory Board. If a resolution cannot be reached by the CEOs, then no changes or updates shall be made to the then current Clinical Work Plan.

4.6         Amendment of the Agreement. For the avoidance of doubt, the Parties acknowledge that the Joint Steering Committee does not have the authority to amend the Agreement.

14
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

4.7         Budgets. ADCT will provide the JSC with an annual budget, and ADCT will report to the JSC on a Calendar Quarter basis with actual spending versus the annual budget.

4.8          JSC Term. The JSC shall continue to operate throughout the Term of this Agreement.

4.9        JSC in Case of Withdrawal or the 25% Election. The JSC shall continue to operate in the event of a 25% Election or a Withdrawal and shall continue to meet at the intervals as set forth in Section 4.2.3. A member of the JSC appointed by the Continuing Party shall be in the chair. The JSC shall be responsible for making any changes to the Clinical Work Plan. In the event of a disagreement between members of the Joint Steering Committee regarding the Pre-Clinical Work Plan or Clinical Work Plan, the Continuing Party shall have the casting vote. The Continuing Party will provide the JSC with an annual budget covering the subsequent calendar year as well as a report on the actual spending versus the budget in the previous calendar year.

Article 5
PROPOSED IND SUBMISSION AND GENMAB ELECTION

5.1          Proposed IND Submission and Clinical Work Plan

5.1.1            ADCT shall be responsible for producing and furnishing the JSC and Genmab with initial versions of the Proposed IND Submission and the Clinical Work Plan as well as a budget for the Clinical Phase, including but not limited to the CMC costs, within the parameters set forth in the Clinical Plan Framework in Schedule 4 along with a detailed plan specifying the required in-house resources and out-sourcing plans of ADCT. Genmab shall inform the JSC of its comments, objections and suggested changes to such documents, budgets and presentation. The Joint Steering Committee shall evaluate the Proposed IND Submission and proposed Clinical Work Plan, and any comments provided by Genmab and attempt, with the understanding that time and cost is of the essence (while at all times adhering to and complying with quality and regulatory requirements), to include in the initial versions of the Proposed IND Submission and the Clinical Work Plan and budgets any input provided by either Party that keep the Clinical Work Plan within the Clinical Plan Framework. The JSC shall take into good faith consideration the comments from Genmab, but ADCT will have the casting vote on consideration of such comments and modifications, and may approve such Proposed IND Submission and proposed Clinical Work Plan and budgets, provided such are within the parameters set forth in the Clinical Plan Framework. The Parties anticipate that the protocol for the Phase I/II Clinical Trial contemplated in the Clinical Plan Framework shall consist of two (2) parts; the first part [**] targeted at dose escalation and the second part focused on safety and efficacy of the ADC. If the members of the JSC fail to reach an agreement on the selection of indication(s) for the first part of the Phase I/II Clinical Trial, [**]; provided that no such selection may result in the boundary parameters of the Clinical Plan Framework being exceeded. In the event that a Party does not agree with the indication(s) chosen for the second part of the Phase I/II, either Party may present its arguments to the Advisory Board, and the decision of the Advisory Board shall be [**] on the Parties. The process described in this Section 5.1.1 shall not begin any later than [**] months before the [**] deadline identified in Section 3.3, shall not occur more than once, shall take no longer than [**] days from start to finish, and shall result in final versions of the Proposed IND Submission and the Clinical Work Plan being produced no later than [**] months before the [**] deadline identified in Section 3.3. Prior to the Proposed IND Submission, both Parties may attend with a minimum of [**] representatives each any meetings held with i) key opinion leaders to discuss the Clinical Work Plan and ii) the United States Food and Drug Administration or other Regulatory Authorities. Genmab shall also be entitled to get access to all regulatory packages related to the Proposed IND Submission and the CMC related matters and provide input on such packages and matters, where relevant as well as all official Food and Drug Administration minutes for informational purposes.

15
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

5.1.2             Genmab Election

(a)          Upon the JSC’s approval of the final versions of the Proposed IND Submission and the Clinical Work Plan, Genmab shall within [**] days (“IND Review Period”) of such approval inform ADCT in writing whether Genmab:

(i)          Elects to maintain its fifty percent (50%) ownership of the ADC by providing written notice to ADCT and making a catch-up payment to ADC of [**] of costs paid and to be paid by ADCT under the Pre-Clinical Work Plan (the “50% Election”) less Genmab’s Out-of-Pocket Expenses to hedge currency risk pursuant to Section 6.7.2. Any such 50% Election shall be subject to the reimbursement obligation contained in Section 3.4. In the event that the 50% Election is made by Genmab, Genmab further agrees to pay fifty percent (50%) of all future Development Costs; or

(ii)          Elects not to make the payment specified in Section 5.1.2(a)(i), in which case Genmab’s interest shall be reduced to twenty-five percent (25%) (the “25% Election”). In the event that the 25% Election is made by Genmab, ADCT shall be the sole developing Party, have the casting vote on the JSC, and assume all costs for the future Development of the ADC.

(b)          The failure of Genmab to make a timely election under this Section 5.1.2, shall result in the provisions of Section [**].

5.1.3             IND Submission. ADCT may tile the final version of the Proposed IND Submission with the Regulatory Authority as the IND.

5.1.4            Drug Moiety. Once the Proposed IND Submission has been approved by the JSC pursuant to Section 5.1.2(a), the [**] shall not be changed.

Article 6
CLINICAL DEVELOPMENT IN CASE OF 50% ELECTION

6.1       Accounting and Financial Reporting. The Parties will each appoint one (1) representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting no later than [**] calendar days after Genmab’s 50% Election (“Finance Manager”). The Parties’ Finance Managers shall work together and report to the JSC in order to address the financial, budgetary and accounting issues which arise in connection with the work that each Party is to perform under the Clinical Work Plan.

16
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

6.2         Development. This Article 6 applies if and when Genmab makes the 50% Election and it remains in effect and shall address how both Parties are to conduct Development activities (“Co-Developing”). Upon JSC approval of the Clinical Work Plan, ADCT will [**].

6.3         The Parties’ Obligations under the Clinical Work Plan. Each Party shall use Commercially Reasonable Efforts to perform its obligations with respect to the Development of the ADC in accordance with the Clinical Work Plan and budget and all such activities shall be conducted in accordance with all applicable laws, including as applicable, GCPs, GLPs and GMPs. As part of such efforts, each Party shall commit the personnel and facilities necessary to carry out its obligations under the Clinical Work Plan. Neither ADCT nor Genmab shall be required to undertake any activity relating to the Development of the ADC that it believes, in good faith, may violate any applicable law. The Parties acknowledge and agree that neither Party guarantees the success of the Development tasks undertaken hereunder.

6.4          Development Costs. The Parties will share equally all Development Costs for the ADC (which have been set forth in the Clinical Work Plan) with respect to the Development activities hereunder. The Parties are obligated to each fund [**] of costs associated with the Development of the ADC up until the final report for the Qualifying Phase I/II Clinical Trial. The JSC shall review on a [**] basis the Development Costs against the budget for such expenses in the applicable calendar year. If in the course of such [**] review the JSC determines that the actual amounts incurred for Development Costs are likely to be higher than budgeted, the JSC shall review the reasons for such potential overrun and determine whether such overrun is appropriate. The JSC may, if appropriate, amend the Clinical Work Plan to permit such overrun or to reduce such activities such that no overrun is incurred. If any costs for the Development activities result in a budget overrun of the applicable and approved annual joint budget in excess of [**], the JSC shall have the discretion to review such costs and designate them as Development Costs. Where the JSC does not so designate excess Development Costs, any such unapproved excess Joint Development Costs shall be borne by the Party incurring them. However, if the budget overrun is due to a delay or an advance in timing as to the planned activities, which activities are in accordance with the Clinical Work Plan, then such excess Development Costs shall be shared equally by the Parties regardless of which Party has incurred such costs. ADCT agrees at payments under the Spirogen Agreement, if any, shall not be part of the Development Costs and shall be borne solely by ADCT.

6.5        FTE Rate. The Parties agree that the mutual annual rate per FTE of either Party who performs Development, consultation or support work for the ADC as set forth in the Clinical Work Plan and to be used when calculating the Development Costs is [**]. Commencing upon the [**] anniversary of the Effective Date and upon every anniversary thereafter, the fee will be adjusted in accordance with the percentage change over the applicable annual period in the Harmonized Index of Consumer Prices, UK.

17
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

6.6          Reporting and Payment of Development Costs

6.6.1             Reports

(a)        Within [**] days after the end of each Calendar Quarter during which any Development activities are performed hereunder, each Party shall prepare a report showing the actual Development Costs incurred or accrued for the ADC, including but not limited to all FTEs utilized (with appropriate supporting information) during such Calendar Quarter (the “Development Cost Report”).

(b)           The Development Cost Reports will be in such form as the JSC may reasonably agree from time to time.

(c)         Within [**] days of the receipt of both Parties’ Development Cost Reports, the JSC (or a Party’s Finance Manager or accountancy firm appointed by the JSC) shall provide to each Party one consolidated financial report for the Development Costs. The total costs incurred by both Parties shall be divided equally, with a subsequent balancing payment by one Party to the other to the extent necessary so that each Party bears its appropriate share of such Development Costs. The Party that is due for reimbursement of Development Costs in the preceding Calendar Quarter shall invoice the other Party. Such balancing payments by one Party to reimburse the other Party’s expenditures for Development Costs for the purposes of cost sharing under this Agreement shall be paid within [**] days following receipt of the invoice. Genmab shall be entitled to deduct from any payments to ADCT, its Out-of-Pocket Expenses to hedge currency risk pursuant to Section 6.7.2. In the event that Parties disagree with the reported costs and any over/under spend, approval shall be required by the JSC following receipt of the report by the JSC. A decision by the JSC shall be required within [**] days following its receipt of the consolidated report. Based on the JSC’s decision the Party due for reimbursement shall invoice the other Party and payment shall be made within [**] days of receipt of the invoice. Where the JSC does not so agree with the reported costs or over/under spend, any such unapproved spend can be referred to dispute resolution procedures provided in Article 16 by the Party having incurred such spend.

(d)         The Parties should provide proper support for expenses included on the invoice. Reasonable support documents for Out-of-Pocket Expenses include invoice or pro forma invoice from the Third Party vendors or subcontractors. For FTE reimbursement, proper support includes an FTE time report breakdown by function.

6.7          Currency Exchange and Payments to Genmab for Currency Costs

6.7.1            Except as provided to the contrary in this Agreement, all payments due to either of the Parties under this Agreement shall be made in United States Dollars and to the credit of a bank account to be designated in writing by the invoicing Party. Conversion into United States Dollars of any amounts which have been paid by the Parties or its Affiliates or sublicensees in any other currency shall be converted into the United States Dollars equivalent, calculated by applying the average exchange rate for the Calendar Quarter in which the expense was incurred. Such average exchange rates shall be calculated on a Calendar Quarter basis.

18
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

6.7.2           The Out-of-Pocket Expenses associated with foreign currency exchange rate risk shall be accounted for in United States Dollars, with both Parties applying International Financial Reporting Standards to account for such Out-of-Pocket Expenses incurred in other currencies. Where there is a payment to be made between the Parties to equilibrate expenditures under this Agreement, such payments shall be made in United States Dollars, assuming that the amount due was incurred on a straight line basis in the period between the last equilibration payment and the payment currently due. A cost equivalent to the Out-of-Pocket Expenses, if any, of hedging the exchange rate risk for this period may be claimed by Genmab at a rate equal to the USD:Euro [**] forward rate published in the Financial Times during such period plus a margin of [**] of that rate.

6.8          Audits and Records. Upon the written request of a Party (the “Requesting Party”) and not more than [**] in each calendar year, the other Party (the “Responding Party”) will permit an independent certified public accounting firm of national recognized standing, selected by the Requesting Party and reasonably acceptable to the Responding Party, at the Requesting Party’s expense, to have access during normal business hours to the records of the Responding Party as may be reasonably necessary to verify the accuracy of the reports provided under Section 6.6.1, for any year ending not more than [**] prior to the date of such request. The Parties shall maintain for at least [**] accurate books and records which enable the verification of the Development Costs incurred by the Parties, and any other payment made, or cost incurred, by the Parties for which the other Party is responsible for reimbursement of its share under this Agreement.

6.9         Other Payments. Unless otherwise expressly set forth to the contrary in this Agreement, payment due from one Party to another under this Agreement shall be paid within [**] days of receipt of invoice or from a date specified in the Agreement, whichever is earlier. For the avoidance of doubt, failure to make any payment herein shall be a material breach of the Agreement.

6.10       Withholding Taxes. Except as provided to the contrary in this Agreement, any taxes, levies or other duties paid or required to be withheld or deducted under the appropriate laws by one of the Parties on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement. Any such tax required to be withheld will be an expense of and borne by the receiving Party. The withholding Party shall secure and send to the other Party within a reasonable period of time proof of any such taxes, levies or other duties paid or required to be withheld by the withholding Party for the benefit of the other Party. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by either Party are reduced in an amount to the fullest extent permitted by Law. Any penalties or other charges imposed by a governmental authority as a result of a failure by the withholding party to pay such taxes, levies or other duties shall be the responsibility of the withholding party. The other Party will give the withholding Party any information necessary to determine such taxes, levies or other duties. No deduction shall be made, or a reduced amount shall be deducted, if the other Party furnishes a document from the appropriate governmental authorities to the withholding Party certifying that the payments are exempt from such taxes, levies or other duties or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.

19
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

6.11        VAT. All sums payable under or pursuant to this Agreement are exclusive of VAT. Accordingly, where any taxable supply for VAT purposes is made under or in connection with this Agreement by one Party to the other, the recipient of that supply shall, in addition to any payment for that supply, pay to the supplier such VAT as is chargeable in respect of the supply at the same time as payment is due or in any other case when demanded by the supplier.

6.12       Interest on Late Payments. If a Party shall fail to make a payment pursuant to this Agreement when due, any such late payment shall bear interest, to the extent of prohibited by Law, at the annual rate of [**] per annum above LIBOR, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.

Article 7
UNILATERAL DEVELOPMENT

7.1        Development Under the 25% Election or after a Withdrawal by Genmab. If Genmab makes the 25% Election or a later Withdrawal, ADCT shall be the sole developing Party, and be solely responsible for executing and funding the Clinical Work Plan, as approved and modified by the JSC from time to time, until the completion of the Qualifying Phase I/II Clinical Trial. The members of the JSC appointed by ADCT shall have the casting vote on the JSC. ADCT shall provide to the JSC a report of the progress and work performed during the Clinical Phase of the Development every [**], the first report being due [**] after Genmab’s 25% Election or Withdrawal. [**] per calendar year, ADCT shall provide Genmab with a written report summarizing ADCT’s significant activities performed and planned related to research and Development of the ADC and status of clinical trials. Such reports shall be deemed ADCT’s Confidential Information for the purposes of Article 11.

7.2          Development After a Withdrawal by ADCT. If ADCT elects a Withdrawal, then Genmab, if it elects to be the Continuing Party, shall be the sole developing Party and be solely responsible for executing and funding the Pre-Clinical Work Plan and Clinical Work Plan, as approved and modified by the JSC from time to time, until the completion of the Qualifying Phase I/II Clinical Trial. The member of the JSC appointed by Genmab shall have the casting vote. Genmab shall provide to the JSC a report of the progress and work performed under the Pre-Clinical Work Plan, if applicable, and during the Clinical Phase of the Development every [**] months, the first report being due [**] months after ADCT’s Withdrawal. [**] per calendar year, Genmab shall provide ADCT with a written report summarizing Genmab’s significant activities performed and planned related to research and Development of the ADC and status of clinical trials. Such reports shall be deemed Genmab’s Confidential Information for the purposes of Article 11. If ADCT elects a Withdrawal prior to filing of an IND, and Genmab elects to be the Continuing Party the provisions of Articles 3 and 5 of this Agreement shall not be applicable.

20
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Article 8
WITHDRAWAL

8.1          Withdrawal With a Continuing Party

8.1.1           At any time during the Term, if either Party (the “Withdrawing Party”) with [**] days’ written notice informs the other Party that it wishes to not continue to fulfill its funding obligations (“Withdrawal”), such other Party may within [**] days of receipt of such notification, at its sole discretion, elect by written notice to take over the Development of the ADC in exchange for a 75% Share without any payments in that regard being due between the Parties. In such event, the other Party shall be called the “Continuing Party.” As a result, the Withdrawing Party shall be left with a 25% Share. The effective date of such takeover of the Development shall be upon expiry of the [**] day period as set forth above, The Withdrawing Party shall continue to fund any Development Costs that it would otherwise be responsible for incurring in the [**] day period.

8.1.2           If the Continuing Party is ADCT, the licenses granted in Section 2.1.1 shall remain in full force and effect, and the licenses granted pursuant to Section 2.1.2 and Section 2.1.3 shall terminate.

8.1.3            If the Continuing Party is Genmab, ADCT shall grant the licenses in Section 2.1.4 and the licenses granted in Section 2.1.1 and Section 2.1.3 shall terminate.

8.1.4           The Withdrawing Party shall transfer all confidential, scientific, medical and technical data, reports and information, including regulatory documents and sponsorships, necessary or useful for the continued Development of the ADC to the Continuing Party at no cost to the Continuing Party other than as provided herein. Furthermore, at the request of the Continuing Party and to the extent possible, the Withdrawing Party shall transfer, to the extent permitted and requested by the Continuing Party, all relevant CMO and CRO and related contracts to the Continuing Party that are necessary for such Development. Transfers pursuant to this Section 8.1.4 shall take place as soon as practicably possible and no later than thirty (30) days after the effective date of such takeover of the Development, as provided in Section 8.1.1.

8.2         Withdrawal With No Continuing Party. If, following a Withdrawal, the other Party does not in timely fashion elect to be the Continuing Party, then the Divestment Process as set forth in Article 9 shall be initiated immediately upon [**], and the Shares of the Parties will remain unchanged. If only [**] desires the Divestment Process to be initiated, such [**] shall [**]. If both Parties desire the Divestment Process to be initiated, then the reasonable Out-of-Pocket Expenses of the Divestment Process shall be paid pursuant to Section 9.6.9 based on the Parties’ [**] at the time of notice of Withdrawal. The Parties may mutually agree not to initiate the Divestment Process and instead terminate this Agreement. In case ADCT is the Withdrawing Party prior to providing the IND Submission and Clinical Work Plan, and Genmab does not elect to be the Continuing Party, then notwithstanding the above, Genmab may at its sole discretion decide that the Divestment Process as set forth in Article 9 shall not be initiated and that the Agreement be terminated. The Party that had wanted to withdraw shall continue to fund any Development Costs that it would have been responsible for had notice of Withdrawal not been given, until the finalization of (i) [**] or (ii) [**].

21
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

8.3         No Automatic Termination. A Withdrawal by either Party shall not be considered a termination of this Agreement other than as provided pursuant to Section 8.2, and the Divestment Process shall be carried out by the Continuing Party in accordance with Section 9.6.

8.4          ADCT Withdrawal. For the avoidance of doubt, ADCT may effect a Withdrawal [**].

Article 9
DIVESTMENT PROCESS

9.1         Divestment Process. Subject to (i) earlier termination of this Agreement by ADCT or Genmab pursuant to Section 3.3, Section 8.2 or Article 15, (ii) election by ADCT of the Grace Period pursuant to Section 9.2, or (iii) election of the right of first opportunity by Genmab pursuant to Section 9.4, a process shall be initiated to facilitate the divestment by license to rights to the ADC to a Third Party (“Divestment Process”). Subject to the foregoing, such Divestment Process shall be initiated as soon as possible after database lock for the Qualifying Phase I/II Clinical Trial (“Phase I/II Clinical Trial Completion”) and no later than [**] month after availability of results. Both Parties shall use Commercially Reasonable Efforts to cause the Divestment Process to be completed, as evidenced by an executed agreement with a Third Party, no later than [**] following engagement of the Third Party advisor pursuant to Section 9.6.2.

9.2        Grace Period Election. In the event that ADCT has a 50% Share or a 75% Share, ADCT may, upon Phase I/II Clinical Trial Completion, at its sole discretion, be entitled to delay the initiation of the Divestment Process by electing to impose a grace period (the “Grace Period”). Such election must be accompanied by written notice to Genmab within [**] days following Phase I/II Clinical Trial Completion.

9.3         Duration of Grace Period. Election of a Grace Period by ADCT shall delay initiation of the Divestment Process for a period of from [**] as specified by ADCT. In addition, Genmab’s right of first opportunity, as set forth in Section 9.4, shall be postponed for [**] that ADCT elects the Grace Period for. Thus, by way of example, if ADCT elects a [**] Grace Period, then Genmab’s right of first opportunity shall be postponed for [**]. During the Grace Period and any subsequent Divestment Process in the scenario where Genmab has a 50% Share, Genmab may at its sole discretion continue to [**] fund the Development of the ADC, but may also at any time decide to [**]. If Genmab decides to continue the Development during the Grace Period, ADCT shall upon Genmab’s reasonable request provide up to [**] hours of Technical Support to Genmab [**] to Genmab.

22
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

9.4          Genmab Right of First Opportunity

9.4.1           Genmab shall have an exclusive option for a [**] period to negotiate with ADCT to acquire ADCT’s share of the ADC. If the Grace Period is not elected by ADCT, such Genmab option shall commence on the earlier of [**]. If the Grace Period is elected by ADCT, such option shall commence [**] prior to the expiration of the Grace Period.

9.4.2          During the [**] period provided in Section 9.4.1, Genmab and ADCT shall negotiate in good faith to arrive at a non-binding term sheet that includes all key financial terms for the license agreement, and that specifies a closing date [**] from the date on which such term sheet is executed by the Parties. Neither Party shall be obligated to agree to such a term sheet, to agree to any particular terms therein, or to agree to execute a binding agreement contemplated by such a term sheet.

9.4.3             Genmab may in its discretion waive the right described in this Section 9.4, in which case Section 9.6.2 shall apply.

9.5          Initiation of Divestment Process

9.5.1          Subject to this Section 9.5, unless the Parties have agreed on key financial terms pursuant to Section 9.4.2, the Divestment Process shall commence on the expiration of the Grace Period, if elected by ADCT, and if the Grace Period is not elected by ADCT, the expiration of the [**] period pursuant to Section 9.4.1.

9.5.2             If Genmab makes the waiver described in Section 9.4.3, the Divestment Process shall commence immediately, except that the [**] period described in Section 9.6.4 shall be [**],

9.6          Divestment Process. The Divestment Process shall be performed by the Parties as follows:

9.6.1	[**].

9.6.2	[**].

9.6.3	[**].

9.6.4	[**].

9.6.5	[**].

9.6.6	[**].

9.6.7	[**].

9.6.8	[**].

9.6.9	[**].

23
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

9.7         Failure of Divestment Process. If a Divestment Transaction has not been consummated within [**], the Parties shall discuss in good faith the terms and conditions for continuing the Divestment Process, or for continuing the Development of the ADC. The Parties may alternatively commence negotiations in good faith concerning the terms of an exclusive license agreement in the Field from the Party with a 25% Share to the other Party, comparable to the licenses granted pursuant to Section 2.1.1 and Section 2.1.4, or, if each Party has a 50% Share, the exclusive license in the Field from one Party to the other Party. The Parties shall not be under an obligation to execute such an exclusive license agreement. If the Parties are not able to consummate the Divestment Process or agree on another way forward for the ADC, this Agreement shall terminate [**].

Article 10
INTELLECTUAL PROPERTY

10.1      Genmab Intellectual Property Prosecution and Maintenance. Genmab shall be responsible for prosecuting, maintaining and defending the Genmab Intellectual Property. Genmab shall provide ADCT with [**] and will keep ADCT [**]. In case Genmab after having made the 25% Election pursuant to Section 5.1.2(a)(ii) or having made a Withdrawal pursuant to Article 8 decides to [**] any Patents within the Genmab Intellectual Property, then Genmab shall promptly so notify ADCT (which notice shall be at least [**] days before any relevant deadline for such patent right). Thereafter, ADCT shall have [**].

10.2      ADCT Intellectual Property Prosecution and Maintenance. ADCT shall be responsible for prosecuting, maintaining and defending the ADCT Intellectual Property. ADCT agrees to keep Genmab [**]. In case ADCT, after having made a Withdrawal pursuant to Article 8, decides to [**] any Patents within the ADCT Intellectual Property covering the Linker and/or the PBD or other technology used in the ADC, then ADCT shall promptly so notify Genmab (which notice shall be at least [**] days before any relevant deadline for such patent right). Thereafter, Genmab shall [**].

10.3      Spirogen Intellectual Property Prosecution and Maintenance. ADCT shall be responsible, before and after Withdrawal by ADCT, for enforcing Spirogen’s obligations (including prosecution, maintenance and defense rights) under the Spirogen Agreement with respect to the Spirogen Intellectual Property. ADCT agrees to keep Genmab informed on a regular basis of any updates to the Spirogen Intellectual Property as listed in Schedule 3.

10.4       IP from Work Plan Activities. Any new Patent in any jurisdiction, [**] arising from the activities under the Pre-Clinical Work Plan or Clinical Work Plan, to the extent that claims in any such new Patent are directed to ADCs, shall, as between the Parties, be the sole property of ADCT (“Antibody-Drug Conjugate Intellectual Property”). In the event of such an application Genmab shall assign, and does hereby assign, such Patent to ADCT and shall reasonably cooperate with ADCT to formalize such assignment. The Parties agree that the [**] as listed in Schedule 6 shall form part of the Antibody-Drug Conjugate Intellectual Property. Any new Patent arising from the activities under the Pre-Clinical Work Plan or Clinical Work Plan directed to the PBD or Linker or other technology used in the ADC shall be deemed Spirogen Intellectual Property or ADCT Intellectual Property, as applicable, and included in the license grants hereunder.

24
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

10.4.1        ADCT shall be responsible for prosecuting, maintaining and defending the Antibody-Drug Conjugate Intellectual Property. ADCT shall provide Genmab with [**] and will keep Genmab [**]. In case ADCT decides to [**] any Patents within the Antibody-Drug Conjugate Intellectual Property, then ADCT shall promptly so notify Genmab (which notice shall be at least [**] days before any relevant deadline for such patent right). Thereafter, Genmab shall [**]. If Genmab elects to [**].

10.4.2         If ADCT has a 25% Share and Genmab elects to be a Continuing Party, ADCT shall grant to Genmab the license described in Section 2.1.3, at no cost to Genmab other than the 25% Share. If Genmab is the Continuing Party, it shall own all intellectual property conceived as a result of activities under the Agreement (to the extent relating to claims directed solely to ADCs, and excluding any intellectual property directed to PBDs and Linkers) after its election to become a Continuing Party. Such intellectual property shall be designated “Genmab Antibody-Drug Conjugate Intellectual Property.” The Parties shall cooperate in good faith in connection with the prosecution and maintenance of Patents as a result of such ownership by Genmab, to avoid prejudice to the intellectual property interests of either Party (including dealing with any double-patenting issues).

10.5        Enforcement Rights for Infringement by Third Parties

10.5.1       Notice. Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of the Genmab Intellectual Property, ADCT Intellectual Property, Spirogen Intellectual Property or Antibody-Drug Conjugate Intellectual Property (“Infringement”). If ADCT is the party receiving such notice, Genmab shall provide to ADCT all evidence in its possession pertaining to the actual or suspected infringement, that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege. If Genmab is the party receiving such notice, ADCT shall provide to Genmab all evidence in its possession pertaining to the actual or suspected infringement, that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

10.5.2          Enforcement Actions Relating to Genmab Intellectual Property. If Genmab has made the 50% Election, Genmab shall be [**]. If Genmab has not made the 50% Election or if it has made the 25% Election pursuant to Section 5.1.2(a)(ii) or has made a Withdrawal pursuant to Article 8, ADCT shall be the lead Party to manage, [**] any actions pertaining solely to the enforcement of [**]. ADCT shall consult Genmab with regard to [**]. ADCT shall take no actions that [**]. In the case that Genmab or ADCT, as the case may be, receive any monetary or other gain from such settlement, the monetary or other gain shall be [**] after payment of all of the leading Party’s legal fees and costs.

10.5.3         Enforcement Actions Relating to ADCT Intellectual Property. ADCT shall manage, at its expense, any actions pertaining solely to the enforcement of ADCT Intellectual Property in the Field. ADCT shall consult Genmab with regard to any substantive and/or material decisions (including any decision not to enforce ADCT Intellectual Property and including any settlement decisions) and filings, and reasonably consider any comments or suggestions of Genmab. ADCT shall take no actions that would materially alter Genmab’s rights without first obtaining Genmab’s written approval, which approval shall not be unreasonably withheld.

25
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

10.5.4         Enforcement Actions Relating to Spirogen Intellectual Property. ADCT shall be responsible, before and after Withdrawal by ADCT, for enforcing Spirogen’s obligations (including enforcement rights) under the Spirogen Agreement with respect to the Spirogen Intellectual Property. To the extent that enforcement actions concern Spirogen Intellectual Property relating to the PBD or Linker or other technology used in the ADC, ADCT shall use Commercially Reasonable Efforts to consult Genmab with regard to [**].

10.5.5           Enforcement Actions Relating to Intellectual Property Developed Under the Work Plan. ADCT shall be the lead Party to manage, at its expense, any actions pertaining to the enforcement of Antibody-Drug Conjugate Intellectual Property (including actions that involve both Antibody-Drug Conjugate Intellectual Property and Genmab Intellectual Property). ADCT shall consult Genmab with regard to [**]. ADCT shall take no actions [**]. If ADCT has a 25% Share, Genmab shall be the lead Party to [**]. Genmab shall take no actions that [**]. In the case that ADCT or Genmab, as the case might be, receives any monetary or other gain from such settlement, the monetary or other gain shall [**], after payment of all the leading Party’s legal fees and costs.

10.5.6         Damages. All damages received by ADCT or Genmab, as the case may be, in an enforcement action under 10.5.2, 10.5.3, 10.5.4 and 10.5.5 shall [**], after first payment of all legal fees and costs incurred by the leading Party in the enforcement action.

10.5.7          Third-Party Infringement Claims. In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Genmab or ADCT, or any of their respective Affiliates or licensees or customers, for infringement or misappropriation of any intellectual property rights with respect to the research, Development, making, using, selling, offering for sale, import or export of any ADC (“Third-Party Infringement Claim”), in each case, the Party receiving notice of a Third-Party Infringement Claim shall promptly notify the other Party and provide all evidence in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

10.5.8         Defense. The Parties shall consult as to potential strategies to defend against any Third-Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party. The Parties shall cooperate with each other in all reasonable respects in the defense of any Third-Party Infringement Claim arising out of any counterclaim related thereto.

26
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

10.6       Reservation of Rights. ADCT reserves all rights not specifically granted under this Agreement, including but not limited to ADCT’s rights to any PBD and/or Linker that is not part of an ADC.

10.7       Reservation of Rights. Genmab reserves all rights not specifically granted under this Agreement, including but not limited to Genmab’s rights to any anti-CD25 antibody that is not part of an ADC.

Article 11
CONFIDENTIALITY

11.1       Non-Use and Nondisclosure of Confidential Information. During the Term, and for a period of [**] thereafter, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by, in order to further the purposes of this Agreement or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted).

11.2      Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 11 to the contrary, the obligations of Section 11.1 above shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party:

(a)          was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b)          was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c)        became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;

(d)          was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e)         was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

27
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

(f)            was released from the restrictions set forth in this Agreement by express prior written consent of the Party.

11.3      Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:

(a)         if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party shall (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

(b)       to the extent such use and disclosure is reasonably required in the filing, prosecution, maintenance or publication of any patent application or patent on inventions;

(c)        as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any ADC licensed hereunder, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information to the same extent to which it maintains its own confidential information;

(d)          to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(e)         to the extent necessary, to Affiliates, subcontractors, licensees, collaborators, vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.

Further, the receiving Party may disclose Confidential Information to existing or potential acquirers, merger partners, permitted collaborators, licensees and sources of financing or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such transaction, collaboration or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such Confidential Information in strict confidence.

11.4        Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties but [**].

28
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

11.5       No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

Article 12
PUBLICITY; PUBLICATIONS; USE OF NAME

12.1        Publicity. Neither Party shall distribute a press release relating to the existence of this Agreement or the substance thereof without the written consent of the other Party, not to be unreasonably withheld. ADCT acknowledges that upon execution of this Agreement, Genmab shall be entitled to issue a press release, which release will include the name of ADCT and the Antibody.

12.2       Publications. Both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the ADC may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial and/or regulatory considerations. For the avoidance of doubt, the terms of this Section 12.2 shall not apply to patent applications filed by a Party. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party (the “Disclosing Party”):

12.2.1        Process for Review of Publication. With respect to any paper or presentation proposed for disclosure by the Disclosing Party which utilizes information generated by or on behalf of a Party relating to the ADC licensed hereunder (including without limitation any publications containing Confidential Information of the other Party) the other Party (the “Non-Disclosing Party”) shall have the right to review any such proposed paper or presentation. The Disclosing Party shall submit to the Non-Disclosing Party the proposed publication or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [**] days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Non-Disclosing Party shall review such submitted materials and respond to the Disclosing Party as soon as reasonably possible, but in any case within [**] days of receipt thereof. At the option of the Non-Disclosing Party, the Disclosing Party shall [**] to permit the Non-Disclosing Party to seek appropriate patent protection. Once a publication has been approved by the Non-Disclosing Party, the Disclosing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Disclosing Party; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.

12.3       No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to either Party to use in any manner the name of “ADCT”, “Genmab”, or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of this Agreement.

29
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Article 13
REPRESENTATIONS

13.1       Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)           it is validly organized and in good standing under the laws of its jurisdiction of incorporation;

(b)          it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

(c)        the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d)          it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

(e)          it has the sufficient skills, competences and capabilities to perform the work on the ADC contemplated under this Agreement; and

(f)          it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and nondisclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and nondisclosure agreements.

13.2        Representations of ADCT. ADCT represents and warrants to Genmab that, as of the Effective Date:

(a)          it has exercised its option under the Spirogen Agreement to the CD25 target and has secured sufficient rights to grant the licenses and sublicenses granted under this Agreement.

(b)          to its knowledge, ADCT is not in material breach of the Spirogen Agreement, such agreement is in full force and effect in accordance with its terms, and ADCT has not received notice from Spirogen Ltd. or its affiliates that it is in breach of the Spirogen Agreement.

30
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

(c)        no payments are due to Spirogen Ltd. or its affiliates under the Spirogen Agreement as a result of the Development and commercialization of the ADC as contemplated in this Agreement.

(d)          Spirogen Ltd. and its affiliates are not as of the Effective Date permitted under the Spirogen Agreement to grant licenses, other than the exclusive license already granted to ADCT under the Spirogen Agreement, with respect to the CD25 target.

(e)        Schedule 3 is a complete list of all Spirogen Intellectual Property, Schedule 6 is a complete list of all Antibody-Drug Conjugate Intellectual Property existing as of the Effective Date, and ADCT Controls the Spirogen Intellectual Property to the extent necessary to grant to licenses contained in this Agreement.

(f)        ADCT has not received any claims or allegations that a Third Party other than Spirogen Ltd. has any ownership right in or to the Drug Moiety or to the Linker and to ADCT’s knowledge Spirogen Ltd. and its affiliates have not received such claims or allegations either.

(g)         ADCT has not received any written notice of infringement of any Third Party patents by virtue of ADCT’s making, using, selling, offering to sell, or importing a PBD or Linker Controlled or owned by ADCT and to ADCT’s knowledge Spirogen Ltd. and its affiliates have not received such written notice of infringement either.

13.3        Representations of Genmab. Genmab represents and warrants to ADCT that, as of the Effective Date:

(a)           it has sufficient rights to grant the licenses and sublicenses granted in Section 2.1 and Section 2.2.

(b)          Schedule 1(A) is a complete and comprehensive list of all Genmab Intellectual Property existing as of the Effective Date.

(c)          Genmab has not received any claims or allegations that a Third Party has any ownership right in or to the Antibody [**].

(d)        Genmab has not received any written notice of infringement of any Third Party patents by virtue of Genmab’s making, using, selling, offering to sell, or importing the Antibody.

(e)        except for the Medarex License and the [**] License and the payment obligations hereunder, it has no financial obligations that would interfere with its ability to offer fully-paid-up, royalty free licenses herein.

(f)           Genmab has performed [**] the field of naked CD25 antibodies in the past. [**].

31
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

13.4      Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

13.5       Covenant of ADCT. ADCT covenants to Genmab that without the prior written consent of Genmab (such consent not to be unreasonably withheld or delayed), ADCT shall not amend or waive, or take any action or omit to take any action that would alter or terminate, any of its rights under the Spirogen Agreement in any manner that would materially and adversely affect Genmab’s rights and benefits under this Agreement. ADCT shall promptly notify Genmab of any termination (or a notice of default) by Spirogen of the Spirogen Agreement.

Article 14
INDEMNIFICATION

14.1       Indemnification. Each Party shall indemnify, defend and hold the other Party, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Loss” or “Losses”) arising, directly or indirectly out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third-Party Claims”) resulting from (a) the gross negligence or willful misconduct of such Party under this Agreement, or (b) breach by such Party of the representations and warranties made in this Agreement.

14.2       Procedure. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, in each of which cases the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third-Party Claims covered by this Agreement. The obligations of this Article 14 shall not apply to any settlement of any Third-Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 14.2. It is understood that [**].

32
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

14.3      Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 11 OR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 14 FOR CLAIMS OF THIRD PARTIES.

Article 15
TERM AND TERMINATION

15.1       Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier under the provisions of Section 3.3, Section 8.2 or this Article 15, will expire upon the earlier of (i) the execution of an agreement between the Parties pursuant to Section 9.4 or consummation of a Divestment Transaction, in which case this Agreement is intended to be replaced with an agreement with the Third Party licensing or otherwise acquiring the rights to the ADC, which agreement shall also include provisions on the distribution of Shares to the Parties consistent with the provisions of this Agreement, or (ii) an election by either Party to terminate the Agreement if a Divestment Transaction has not been consummated or another arrangement made between the Parties within [**], or (iii) the expiration of the last valid patent claim of either a Patent included in the Genmab Intellectual Property, ADCT Intellectual Property, Spirogen Intellectual Property or Antibody-Drug Conjugate Intellectual Property, in each case claiming the ADC, that would preclude a Third Party from Developing, making, using, selling and importing the ADC in any country in the Territory (the “Term”).

15.2       Termination. Neither Party shall have the right to terminate this Agreement, except as provided in Section 15.1, this Section 15.2 and in Sections 3.3 and 8.2.

15.2.1           By the Parties. This Agreement may be terminated upon mutual written agreement between the Parties.

15.2.2        Termination For Cause. Either Party may terminate this Agreement for breach by the other Party (“Breaching Party”) of any material provision of the Agreement or in the case of a license, a breach of a material provision related to such license, including diligence obligations, if, in the event that the breach is by its nature capable of being cured, the Breaching Party has not cured such breach within [**] days after notice thereof (or in the event any breach is incapable of being cured in such time period, if the Breaching Party commences a cure within such [**] day period and diligently pursues the cure to completion).

15.2.3          Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, (a) the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) such other Party proposes a written agreement of composition or extension of its debts, (c) such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] days after the filing thereof, (d) such other Party shall propose or be a party to any dissolution or liquidation, or (e) such other Party shall make an assignment for the benefit of its creditors.

33
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

15.3       Effect of Expiration or Termination

15.3.1           Upon expiration of the Term, (a) all licenses granted by one Party to the other hereunder, and all sublicenses granted to Affiliates or Third Parties by a Party hereunder, shall immediately terminate, and (b) the Parties shall use Commercially Reasonable Efforts to facilitate the necessary transition of rights and obligations between the Parties as required by this Agreement. In the event of termination, ADCT shall grant to Genmab a nonexclusive, fully paid-up license in the Field and in the Territory to any claims in any new Patents in any jurisdiction, [**] arising from the activities under the Pre-Clinical Work Plan or Clinical Work Plan to the extent that such claims are directed to ADCs, with the right to grant nonexclusive sublicenses thereunder. Any proceeds from such Patents shall be [**].

15.3.2          In the event of a termination of this Agreement due to a breach, the non-breaching Party shall retain the right to seek damages and any other remedy available to it at law or in equity in connection with such breach in accordance with Article 16. In the event of a termination of this Agreement in the period between [**] and IND filing due to a breach by ADCT, ADCT shall make the full payment of the [**] of [**] to Genmab as set forth in Section 3.2.

15.4       Return of Confidential Information. [**] after the end of the Term, unless the Parties otherwise agree pursuant to any license agreement agreed to pursuant to Section 9.7, each Party shall promptly wind down all activities under the Agreement, return or destroy all relevant records and materials, including the ADCs, in its possession or control containing the other Party’s Confidential Information with respect to which the former Party does not retain rights hereunder; provided, however, that each Party may retain [**] of archival copies of such records and materials to be able to monitor its obligations that survive under this Agreement and for legal and regulatory compliance purposes.

Article 16
DISPUTE RESOLUTION

16.1       Disputes and Binding Arbitration. ADCT and Genmab agree to first use their reasonable efforts to resolve any dispute arising out of this Agreement by amicable negotiation. The Parties shall be obligated to provide each other written notice of a dispute arising out of this Agreement. If any dispute arising out of this Agreement, including validity, breach, or termination thereof, cannot be resolved within [**] days after notice of such dispute, then the [**] of ADCT and Genmab, or their designates, shall meet, either in person or telephonically, at least once over the succeeding [**] days, to attempt to come to a resolution. If no resolution can be achieved within such period then the [**] of each Party, who shall neither be the [**], shall meet, either in person or telephonically at least once over the succeeding [**] days. If any dispute is still not then resolved, the Parties shall submit to binding Arbitration under the rules of the American Arbitration Association then applying as follows. There shall be [**] arbitrators, [**] chosen by Genmab, [**] chosen by ADCT, and [**] selected by the [**] arbitrators chosen by the Parties (whom shall be the chair of the panel). The arbitration shall be conducted in the English language and shall take place in New York, New York, United States.

34
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

16.1.1          The arbitration hearing, if necessary, shall commence no later than [**] month after the close of discovery and no more than [**] day shall be allotted for such hearing. The panel shall allocate time equally between the Parties.

16.1.2           Unless the panel determines otherwise (a) the Parties may file a pre- hearing brief of not more than [**] pages which must be submitted to the panel and opposing party no later than the fifth business day prior to commencement of the hearing; and (b) the parties may file a post-hearing brief of not more than [**] pages which must be submitted to the panel and opposing party no later than the fifth business day following the close of the hearing.

16.1.3          The arbitration panel may decide any dispute, including any matter described as subject to arbitration in any Section of this Agreement.

16.1.4           The arbitrators shall base their decision on the terms and conditions of the Agreement, as interpreted according to the laws of the State of New York. The decision of the majority of the arbitration panel shall be final and binding, and judgment upon the award rendered by the arbitrators may be entered by any court of competent jurisdiction.

16.1.5           The decision of the panel shall be in the form of a written decision rendered within [**] days after the conclusion of the arbitration hearing, such written decision to include the findings of fact and conclusions of law upon which it is based. The arbitration panel shall be empowered to grant any award in law or equity including, but not limited to, monetary damages (which shall be limited to compensatory damages only), injunctive relief, including temporary restraining orders prior to rendering a final judgment, and reasonable attorney’s fees, but in the event such injunctive relief cannot be granted by the Arbitrators at all or in a timely fashion under the circumstances either party may seek such urgent relief from any Federal Court in New York and the parties hereby agree to jurisdiction of such court.

16.2       Interim Equitable Relief. Notwithstanding anything to the contrary in this Article 16, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 16, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction.

16.3       Protective Orders; Arbitrability. At the request of either Party, the arbitrator shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrator shall have the power to decide all questions of arbitrability.

35
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

16.4       Subject Matter Exclusions.Notwithstanding the provisions of Section 16.2, any dispute not resolved internally by the Parties pursuant to Section 16.1 that involves the validity or infringement of a Patent that claims an ADC (a) that is issued in the United States shall be subject to administrative proceedings before the United States Patent and Trademark Office and/or submitted exclusively to the United States District Court for the [**]; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

16.5       Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any dispute.

Article 17
MISCELLANEOUS

17.1       Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, without reference to its conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

17.2       Notices. Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective [**]. Either Party may change its addresses for purposes of this Section 17.2 by sending written notice to the other Party.

If to Genmab:
Genmab A/S
[**]

If to ADCT:
ADC Therapeutics Sarl
[**]

with a copy to:
ADC Therapeutics Sarl
[**]

17.3       Assignment. Neither Party may assign, in whole or in part, this Agreement without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party or to which this Agreement relates, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [**] days of execution of such written agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

36
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

17.4      Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

17.5       Integration. Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersede all previous oral and written communications between the Parties with respect to the subject matter of this Agreement. In addition, this Agreement supersedes the terms of the [**] Agreement between the Parties effective [**] and the [**] Agreement between the Parties effective [**], and such agreements are terminated as of the Effective Date.

17.6       Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

17.7      Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

17.8       Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

17.9       Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.10     Survival. In addition to any provisions that specify survival or non-survival in the event of expiration or termination of this Agreement, the provisions of Sections [**] shall survive any termination or expiration of the Agreement. In addition, any obligations to wind-down the activities and any unpaid obligations of Genmab or ADCT, as applicable, under this Agreement shall survive any termination of this Agreement. This Agreement shall survive in its entirety any change of control of either Party.

37
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

17.11      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, or a copy made and transmitted by other electronic means, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

end of page
[signatures appear on follow page]

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Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

In Witness Whereof, ADCT and Genmab have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

ADC Therapeutics Sarl

By:	/s/ Michael Forer
Name:	Michael Forer
Title:	Chief Executive Officer

Genmab A/S

By:	/s/ [**]
Name:	[**]
Title:	[**]

39
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Schedule 1

Genmab Intellectual Property/
Genmab In-Licensed Intellectual Property

[**]

Schedule 1
page 1
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

(B)

Genmab In-Licensed Intellectual Property
Medarex Patent Rights

[**]

Schedule 1
page 2
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

SCHEDULE 2
PRE-CLINICAL WORK PLAN

[**]

Schedule 2
page 1
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

SCHEDULE 3

SPIROGEN INTELLECTUAL PROPERTY

[**]

Schedule 3
page 1
 Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

SCHEDULE 4
CLINICAL PLAN FRAMEWORK

[**]

Schedule 4
page 1
 Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

SCHEDULE 5

[**]

Schedule 5
page 1
Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

SCHEDULE 6
ANTIBODY-DRUG CONJUGATE INTELLECTUAL PROPERTY

[**]

Schedule 6
page 1
 Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.